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                                                                  Exhibit 99.1
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                                    FINAL
                                CONFIDENTIAL
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                                  Mail-Well
                       Second Quarter Earnings Release
                               Conference Call
                           Thursday, July 18, 2002
                        11:00 AM, MDST (1:00 PM EDST)

Paul Reilly - Chairman, President and Chief Executive Officer
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Michel Salbaing - Senior Vice President & Chief Financial Officer
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Paul's introduction:

Good morning ladies and gentlemen;

During this conference call we will discuss the results that were communicated today by press release. My remarks will cover the following:
     1. The reasons behind our taking PrintXcel off the market, our plan for integrating the operations of this segment with those of Print and Envelope Segments
     2.  A quick update on the other dispositions still outstanding
     3. The results of operations of the three segments (Envelope, Print and PrintXcel) and the outlook for the coming quarter and the rest of the year.
     Michel Salbaing will take you through:
         1.  The financial statements attached to the press release
         2. He will describe our financing structure, highlighting the absence of maturities from now to June, 2005


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         3.  Talk about the rating agencies reactions to these results and forecasts.

     At this time I'd like to pass the call over to Michel Salbaing for the required Safe Harbor comments and his comments on the financial reports attached to the press release.

Safe Harbor Statement - Michel Salbaing

         During the course of our discussion today, we will be making certain forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. These uncertainties and risks are set out in more detail in the invitation you received to this call, as well as in our filings with the SEC. We invite you to refer to them in conjunction with this call. All forward-looking statements that we make today are intended to come within the SEC's safe-harbor with respect to such statements.

Financial Commentary - Michel Salbaing

Let me now go through some of the financial highlights that we have provided in the press release and the information package attached to it.

The EBITDA for the second quarter for the operations of New Mail-Well excluding PrintXcel was $16.6 million. This is consistent with the expectations we discussed with you last week which were in a range of $16 to $17 million of EBITDA. After adding back PrintXcel, the EBITDA for what is going to be Mail-Well going forward was $23.3 million for the quarter and $52.5 for the first half of the year. We announced this morning, a net loss of $34.3 million for the three months


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ended June 30, 2002 or $0.72 per share. These results are after giving effect to the following items:

     i) We incurred during the quarter $9.3 million of restructuring and other charges relating to the on going implementation of our strategic plan. We originally said that this restructuring would cost a total of $98 million of which $45 million was going to be cash. To date we have incurred $65 million of which $45 million has been cash. We expect to spend a total of $75 million (compared to the $80 million estimate we discussed last quarter) of which approximately $50 million will be cash. The cash portion is essentially unchanged from last quarter. The remaining $10 million expenses should be incurred by the end of the third quarter. This is a little bit of a delay because the closure of the Nashville plant was pushed back a couple of months to satisfy the needs of a large customer.
         The total costs of the restructuring will turn out to be $23 million lower than originally anticipated. At the same time we now expect the benefits to be $20 million in 2002 compared to our original plan of $12 million for 2002 improvements and a full run rate to be achieved in 2003 of $25 million compared to $20 million we announced when we presented our plan. While we have gone through the restructuring of the Envelope platform we have lost only one customer of any size. That was the most critical thing to achieve and we did much better than expected.

     ii) During the quarter we completed the sale of the Labels segment for gross proceeds of $75 million. The consideration was all cash. The net proceeds were applied to pay down our term bank loans by


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         approximately $69 million. We are also progressing towards closing on two other properties. We expect the net proceeds of those two properties to be somewhat in excess of $55 million. At that point we will have sold approximately $170 million of properties. In conjunction with our dispositions, we recorded a write down on the assets held for sale of $2.8 million. It should be noted that the final settlements on the sale of Curtis 1000 and Label gave rise to minimal adjustments.

    iii) As you know, we have taken PrintXcel off the market. We have brought it back into our accounts at its written down value of $120 million. Originally the loss on this write down had created a tax asset, which will no longer be available to us. This is the primary reason for the $10.4 million write down to fair value.


     iv) Also during the quarter we refinanced our banking agreement and set up in its place a $300 million revolving facility with a consortium of banks led by Bank of America. The assets of the Company secure this facility. Using this facility we repaid what was left outstanding on the former agreement. As a result of this refinancing we had to write off related deferred financing fees, this is the $5.4 million extraordinary item net of taxes.

The continuing operations of Mail-Well (which now include PrintXcel), on a proforma basis excluding restructuring, impairments and other charges, lost $3.1 million or $0.07 per share on $421 million sales. You should refer to Supplemental schedule I attached to the financial statements included with the press release to follow the reconciliation.


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New Mail-Well, that is exclusive of the results of the assets held for sale
(but again including PrintXcel) had a loss of $4.5 million or $0.10 per share on $395 million sales compared to net income of $2.3 million or $0.05 per share on $451 million sales in the second quarter of last year. Schedule II presents New Mail-Well on a year-to-date basis.

If you refer to schedule III of the information package, you will see that we have had $20.1 million of negative cash flow in the first six months of the year. If we exclude the cash paid for restructuring, the operations have generated $2.1 million of free cash flow. In the second half of the year we expect that our total cash outlay on restructuring will be $5 to $7 million. Given this and the reduction of capital expenditures from approximately $22 million in the first half of the year to some $10 million in the second half, we are confident that the free cash flow for the full year will be in the range of $25 million. Also on this schedule you will see that after dispositions and net of cash set aside for the redemption of the converts we have reduced debt by $63 million. As shown on the balance sheet we have $147 million of cash to cover the redemption of convertible bonds, which totals $139 million. Including the further asset sales and the cash generated by operations we expect that total debt reduction in 2002 should exceed $150 million. That would equate to only a $50 million draw on the new $300 million facility at year-end. The total debt at that point is expected to be $700 million. As a reminder our total debt at December 31, 2000 was $1.05 billion. This represents a $350 million reduction of debt during this two-year period and a $500 million reduction from the high point reached in early 2000.

It is also important to note that with the new bank facility in place, Mail-Well has no maturities of any significance coming


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due on its debt before June of 2005. With our demonstrated ability to generate free cash flow even at these depressed levels of operating results, we are in a very strong financial position. Here we have definitely met our strategic objective to fix our balance sheet.

Although none of the pricing on our debt is tied to ratings, I should make one final comment on the ratings agencies' view of our operations. As we always have in the past, we continually update both Moody's and S&P on where we expect our operations are going and what are the drivers of our forecasts. The downgrade by S&P was to be expected as the rating that had been given last March very clearly was based on expectations that the results would be significantly better. They had based their rating on the $145 million of EBITDA without PrintXcel. In the case of Moody's we are not in a position to predict how they might assess the situation.

I will now turn the call back to Paul Reilly.




TURN THE CALL BACK TO PAUL FOR DETAILED COMMENTS.
PrintXcel

Before I comment on the operations, let me spend a few moments on why we decided to take PrintXcel off the market. As you know when we announced our strategic plan, one of our goals was to improve our financial position by reducing debt. We also wanted to simplify our operations. It was extremely difficult for us to include PrintXcel in the operations we would sell to achieve these goals. However its reliable cash flow and high return on assets led us to believe that it would be the property easiest to market, and our


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desire to reduce debt rapidly won out. As the lending environment changed
(leveraged deals are extremely difficult to get done today) the very reason that made it valuable in June of 2001, made it very difficult to finance today. The potential buyer with which we had an exclusivity agreement was unable to obtain sufficient primary bank financing and we were not willing to reduce the price below $120 million. Given the success we had restructuring our debt, our need for cash was considerably diminished. It was no longer necessary for us to sell PrintXcel unless we received a price we considered consistent with its value. We therefore will now integrate PrintXcel with the two other segments and the process is already well underway. Our divestiture program should be completed by the end of August.

Operations results

As I said during the call last week, order levels in the quarter did not improve. Sales in the quarter for all three of our businesses were lower than in the second quarter of last year. At this time our forecast does not indicate that market conditions are improving. For a while in Print there appeared to be some strengthening of orders at the end of the first quarter and in the first six - seven weeks of the second quarter, order levels today are again soft.

Because we are now in a second year of declining sales, we have looked very closely at whether we are losing market share. In the markets we serve, determining market share is more an art than a science. Nevertheless we will share our best thinking based on industry data and our internal analysis. What typically happens when you lose market share (loss of customers, high salespeople turnover) is not


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happening in any segment. We have today, throughout our operations more and better sales people, than ever before. On the envelope side, the industry statistics that are available for year to date may indicate we are maintaining market share. The same can be affirmed in PrintXcel. In our Print business we might well be losing market share. Although we have not lost major customers that we have been unable to replace, many of our customers have cut their budgets more than most (i.e. the auto industry or the telecom industry). We find that publicly held customers are cutting budgets more than privately held companies. Our web business has been the most affected as typical jobs are cut down in size. Also, in the past, customers tended to grow from small sheet fed to large to web. There is today a trend the other way and more competitors are bidding on jobs that they would not have approached before.

In the envelope segment we have seen our sales drop 9.5% from the same period last year, cause by slower than expected direct mail business and reduced resale activity. At the same time the EBITDA to sales ratio increased from 12.5% to 12.9%. We can clearly see here the positive effects of our restructuring of the envelope segment. Fixed costs in the first half of the year have been reduced over $11 million from last year's levels.

PrintXcel has also very successfully mitigated the drop in sales exhibited in their traditional forms business. Cost controls, efficiency improvements and increased sales of higher value added products has enabled the segment's EBITDA to sales ratio to remain at 12.9% this quarter as compared to last year.

Sales in the second quarter in our commercial print business declined $32.4 million from the prior year. Over half of the


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decline ($17 million) occurred in our web plants. Our calendar business which traditionally is strong in the second quarter, has shifted to the third quarter, and the car brochures which we began producing in the second quarter last year will be all falling in the third quarter. Sales in our Philadelphia market are down some $8 million year over year. Our closing of one plant and consolidating two others in that region precipitated this. In our Seattle plant, sales were down $2 million, this reduction being due directly to the decline in telecom and high tech sectors of the economy. Obviously these are not acceptable results and management is continuing to take action. What is more important is what we are doing to improve results. MWL's objective is very clearly to increase profits and increase in market share.
     1. First we continue to adjust costs to these lower sales levels. Programs already executed are now in our forecasts. More will come.
     2. Second we will continue to hire the best sales people in our industries. Our new management team in Print is highly focused on increasing sales.
     3. Third we will now build upon the successes in our strategic initiatives in pricing and Go-To-Market. We will be launching teams of employees to make our estimate responsiveness, on-time deliveries and product quality the best in our industries.

Forecasts:

We have added to the material provided with the press release Schedule IV which explains the change from the $145 million of EBITDA expected in 2002 to the $106 million we are now forecasting excluding PrintXcel. A mid point of the forecast range of $130 is presented including PrintXcel, together with a segmented forecast to help clarify in which segments the improvements are going to come from. Lower


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sales volumes and lower margins drive all the change in our forecast. The continuing increase in the impact of our strategic initiatives, particularly the restructuring of the envelope group and the control of chargeability in the print group could only partially mitigate these declines.

At the mid point of the range, the improvements in the print results are driven by the car brochure business in Q3 and by improvements at a number of our plants that have lost money so far in 2002. We have made significant cost reductions at these plants and we should see the impact of actions in Q3. In the Envelope segment we will begin seeing the full impact of the consolidation program in the second half of 2002. We are also expecting the normal seasonal increase in direct mail during the same period. We expect the results of PrintXcel to remain stable in the second half.
To achieve the top end of the range we will need sales increases in the Envelope segment through the acquisition of new customers in the transactional area, a better rebound in the direct mail area and a strong second half for the resale business. Our resale business has had an excellent last couple of months, which is encouraging for the second half.

One final point. We have included in the information package our standard update on our strategic initiatives. We continue to be on track to gather the $47 million of cost improvements that we have previously committed to. Part of our new cost savings initiatives are being built on the successes attained in our strategic initiatives.

Let me summarize:
These results are below our expectations as we set them out when we announced our strategic plan, but:
     o Our balance sheet restructuring is complete. We have met our objective of increasing financial flexibility
     o  Our strategic initiatives are exceeding our expectations


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     o  These initiatives will now be the basis to improve our financial performance with or without a rebound in the advertising or direct mail segments.


This concludes the remarks I wanted to make.




Open the call to questions.



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